Exhibit 19.1
MATADOR RESOURCES COMPANY
INSIDER TRADING POLICY
This Insider Trading Policy (the “Policy”) sets forth the Company’s policy for directors, special advisors to the board of directors, officers, employees and in-house direct contractors (collectively, “Subject Persons”) of Matador Resources Company (“MRC”) and its wholly owned subsidiaries (collectively, the “Company”) with respect to transactions in MRC’s securities.
Applicability of Policy
This Policy applies to all transactions in MRC’s securities, including common stock, preferred stock, options and warrants for common stock, notes and any other securities the Company may issue from time to time, such as convertible debentures and other derivative securities relating to MRC’s stock, whether or not issued by MRC, such as exchange-traded options. It applies to all Subject Persons. The Policy also applies to family members who reside with Subject Persons, anyone else who shares a household with Subject Persons and family members who do not share a household with Subject Persons but whose transactions in the Company’s securities are directed, influenced or controlled by Subject Persons (collectively, “Family Members”) as well as corporations or other business entities controlled or managed by any Subject Person or their Family Members, and trusts for which any Subject Person or Family Member is the trustee or in which any Subject Person or Family Member has a beneficial pecuniary interest (together, “Controlled Entities”). This group of Subject Persons, Family Members and Controlled Entities are sometimes referred to in this Policy as “Insiders.”
General Policy
It is against Company policy for any Subject Person to make an unauthorized disclosure of any nonpublic information acquired in the workplace. It is also against Company policy for any Subject Person to misuse Material Nonpublic Information (as defined below) in securities trading. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose Material Nonpublic Information to anyone outside the Company, including, but not limited to, family members and friends, other than in accordance with those procedures. You also may not discuss any Material Nonpublic Information regarding the Company or its business in any internet-based or online forum. You should carefully review the Company’s Social Media Policy and abide by the guidelines set forth therein.
Specific Policies
1.Transacting on Material Nonpublic Information
It is illegal and against Company policy for any Insider to transact in the securities of MRC while he or she possesses Material Nonpublic Information about the Company. Transactions subject to this Policy include purchases, sales and bona fide gifts.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
2.Short Sales
No Insider shall engage in a short sale of MRC’s stock. Furthermore, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits officers and directors from engaging in short sales. A short sale is a sale of securities not owned by the seller or, if owned, not delivered against such sale within 20 days thereafter (commonly known as a “short against the box”). Transactions in certain put and call options for MRC’s securities may in some instances constitute a short sale.

3.Publicly Traded Options
A transaction in options is, in effect, a bet on the short-term movement of MRC’s stock and therefore may create the appearance that the Subject Person is trading based on inside information. Transactions in options also may focus the Subject Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls, equity swaps, collars or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.
4.Standing Orders
Standing orders should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase securities at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of Material Nonpublic Information may result in unlawful insider trading. Transactions pursuant to a plan adopted in accordance with Rule 10b5-1 of the Exchange Act, discussed below, may be excepted from this limitation on standing orders.
5.Hedging Transactions
No Subject Person or any designee of such Subject Person shall purchase or sell, or make any offer to purchase or offer to sell, derivative securities relating to MRC’s stock, whether or not issued by MRC, or financial instruments that are designed to hedge or offset any decrease in the market value of MRC’s stock (including but not limited to prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company equity securities (a) granted to the Subject Person by the Company as part of the compensation of such Subject Person; or (b) held, directly or indirectly, by the Subject Person.
6.Margin Accounts and Pledges
Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin or foreclosure sale that occurs when the pledgor is aware of Material Nonpublic Information may, under some circumstances, result in unlawful insider trading. Because of this danger, Insiders should exercise caution in holding MRC securities in a margin account or pledging MRC securities as collateral for a loan. In order to mitigate any risk to the Insider and the Company, an Insider who has pledged shares as collateral that are later foreclosed upon or sold by the lender or broker should promptly notify the Company. In addition, certain Insiders may be required to publicly disclose the amount of MRC securities pledged as collateral for a loan. No director or executive officer shall pledge, mortgage or hypothecate more than 25% of his or her holdings of MRC stock without the prior written consent of the Nominating and Corporate Governance Committee of the Board of Directors.
7.Tipping
No Insider shall disclose (commonly known as a “tip”) Material Nonpublic Information to any other person (including family members) where such information may be used by such person to his or her profit by transacting in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to transacting in MRC’s securities, even if such Material Nonpublic Information is not actually disclosed to such other person.
8.Confidentiality of Nonpublic Information
Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. In the event any Insider receives any inquiry for information from outside the Company, such as from a stock analyst or investor, the inquiry should be referred to the Company’s Chief Executive Officer (the “CEO”) or any designee of the CEO who is responsible for coordinating and overseeing the release of such information to the investing public, analysts and others in compliance with applicable laws and regulations. See the Company’s Regulation FD Policy for details.
9.Post-Termination Transactions
This Policy continues to apply to your transactions in MRC securities even after you have terminated your employment, directorship or status as a special advisor or in-house direct contractor of the Company, as applicable (your “Association”). If you are in possession of Material Nonpublic Information when your employment or other Association with the Company terminates, you may not transact in MRC securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Pre-clearance of Transactions” below, however, will cease to apply to transactions in MRC securities upon the expiration of any Black-Out Period (as defined below) or other Company-imposed trading restrictions applicable at the time of the termination of service.
Potential Criminal and Civil Liability and/or Disciplinary Action
1.Liability for Insider Trading
Pursuant to federal and state securities laws, Insiders may be subject to penalties of up to $5,000,000 and up to 20 years in jail for engaging in transactions in MRC’s securities at a time when they have knowledge of Material Nonpublic Information regarding the Company.
2.Liability for Tipping
Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in MRC’s securities. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.
3.Liability of Control Persons
If the Company or its supervisory personnel fail to take appropriate steps to prevent illegal insider trading, they may be subject to civil and criminal penalties.
4.Possible Disciplinary Actions
Subject Persons who violate this Policy may also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment or other Association with the Company.
Transaction Guidelines and Requirements
1.Black-Out Periods
The period beginning after the 15th day of the last month of a fiscal quarter and ending at the commencement of trading on the next Trading Day (i.e., a day on which the New York Stock Exchange is open for trading) following two full Trading Days after the date of public disclosure of the financial results for that fiscal quarter is a particularly sensitive period of time for transactions in the Company’s stock from the perspective of compliance with applicable securities laws. This sensitivity arises because Insiders will often possess Material Nonpublic Information about the expected financial results for the quarter during that period. Accordingly, this period of time is referred to as a “black-out” period (“Black-Out Period”). Accordingly, all directors, executive officers subject to Section 16 of the Exchange Act (“executive officers”), and certain individuals identified from time to time in Attachment 1 (the “Other Individuals”) are prohibited from transacting during such period.

It is understood that even outside of Black-Out Periods, the Company may also prohibit all or certain Subject Persons from transacting in securities of the Company because of material developments known to the Company and not yet disclosed to the public. Accordingly, upon receipt of written notice by email or otherwise from the General Counsel, all such designated directors, executive officers and Other Individuals and any other designated employees or contractors of the Company may not engage in any transaction involving MRC’s securities and may not disclose to any others the fact of such suspension until notified otherwise by the General Counsel.
In addition, the Company may prohibit executive officers and directors from directly or indirectly transacting in MRC securities during a Pension Plan Blackout Period pursuant to the Department of Labor rules and may temporarily prevent plan participants or beneficiaries from engaging in equity securities transactions (other than with respect to exempt securities) through their plan accounts.
It should be noted, however, that even outside of a Black-Out Period, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions, except for those exceptions listed below, in MRC’s securities until such information has been known publicly for at least two Trading Days. Trading in MRC’s securities outside of a Black-Out Period should not be considered a “safe harbor,” and all directors, executive officers and Other Individuals should use good judgment at all times and pre-clear all transactions in accordance with the following paragraph.
2.Pre-clearance of Transactions
The Company has determined that all directors, executive officers and Other Individuals must refrain from transacting in MRC’s securities without first complying with the Company’s “pre-clearance” process, even if there is not a Black-Out Period. Each such person should contact the General Counsel prior to commencing any transaction in MRC’s securities to obtain pre-approval. The General Counsel will consult as necessary with senior management of the Company before clearing any proposed transaction.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any Material Nonpublic Information about the Company, and should describe fully those circumstances to the General Counsel. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with Rule 144 under the Securities Act of 1933, as amended, and file a Form 144, if necessary, at the time of any sale.
If a transaction is approved under the pre-clearance policy, the transaction must be executed by the end of the third full Trading Day after the approval is obtained, but regardless may not be executed if you acquire Material Nonpublic Information concerning the Company during that time. If a transaction is not completed within the period described above, the transaction must be approved again before it may be executed. If a proposed transaction is not approved under this pre-clearance process, no transaction in Company stock can be initiated, and no one within or outside of the Company should be informed of the restriction. Any transaction under a Rule 10b5-1 trading plan (discussed below) will not require pre-clearance at the time of the transaction.
3.Individual Responsibility
Every Subject Person has the individual responsibility to comply with this Policy against insider trading. An Insider may, from time to time, have to forego a proposed transaction in MRC’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting. Each Subject Person is also responsible for making sure that any Family Member and Controlled Entity also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of Material Nonpublic Information rests with that individual, and any action on the part of the Company, the General Counsel or any other employee or director pursuant to this Policy (or otherwise), including pre-clearance granted by the Company to such individual, does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described above under the heading “Potential Criminal and Civil Liability and/or Disciplinary Action.”
Applicability of Policy to Inside Information Regarding Other Companies
This Policy also applies to Material Nonpublic Information relating to other companies with which the Company conducts business (“business partners”), including proposed business combinations, when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment or other Association with the Company, may result from trading on inside information regarding the Company’s business partners. All Subject Persons should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company. Similarly, you must not discuss Material Nonpublic Information relating to the Company’s business partners in Internet-based forums, chat rooms or social media.
Definition of “Material Nonpublic Information”
Material Information. It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of MRC’s securities.
While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include but are not limited to:
•Financial results, including material changes in revenues or operations
•Known but unannounced future earnings or losses, or estimates or projections of future earnings or losses
•Execution or termination of significant contracts with business partners or other parties
•Pending or proposed mergers, acquisitions or joint ventures
•The disposition, construction or acquisition of significant assets
•Impending bankruptcy or financial liquidity problems
•Positive or negative well results
•Positive or negative reserve modifications
•Positive or negative developments relating to production
•Significant developments involving corporate relationships
•Plans for significant capital investments
•Changes in dividend policy
•New project announcements or policies of a significant nature
•Significant actual or potential cybersecurity incidents or events that affect the Company or third-party providers that support the Company’s business operations, including computer system or network compromises, viruses or other destructive software and data breach incidents that may disclose personal, business or other confidential information

•Stock splits or other recapitalizations
•New equity or debt offerings
•Redemptions or repurchases by the Company of its securities
•Positive or negative developments in outstanding litigation
•Significant litigation exposure due to actual or threatened litigation
•Changes in senior management, the Company’s auditors or the Board of Directors
Either positive or negative information may be material.

If you are unsure whether information is material, you should either (1) consult the General Counsel before making any decision to disclose such information (other than to persons who need to know it) or to transact in or recommend securities to which that information relates or (2) assume that the information is material.
Nonpublic Information. Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. We consider information to be available to the public only when: (1) it has been released to the public by the Company through appropriate channels designed to reach investors generally (e.g., by means of a press release, SEC filing or a widely disseminated statement from a senior officer); and (2) enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, you should consider information to be nonpublic until two full Trading Days have lapsed following public disclosure.
Certain Exceptions
1.Employee Equity Awards
This Policy does not apply to the exercise of an employee stock option or vesting or settlement of restricted stock or restricted stock units acquired pursuant to a Company plan if the shares acquired are held rather than sold into the public market, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option exercise or vesting or settlement of restricted stock or restricted stock units to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to pay any tax liability.
2. 401(k) Plan
This Policy does not apply to transactions in MRC’s stock in the 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply to certain elections you may make under the 401(k) plan.
3.Employee Stock Purchase Plan
This Policy does not apply to transactions in MRC’s stock in an employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of MRC’s stock resulting from lump sum contributions to the plan, provided that you elected to participate by lump-sum payment at the beginning of the applicable enrollment period.

4.Pre-Arranged Trading Programs
Rule 10b5-1 of the Exchange Act provides an affirmative defense against insider trading liability for a transaction, including a bona fide gift, done pursuant to a written plan, or a binding contract or instruction, entered into in good faith at a time when the Insider was not aware of Material Nonpublic Information, even though the transaction in question may occur at a time when the Insider is aware of Material Nonpublic Information.
The Company may, in appropriate circumstances, permit executive officers, directors or Other Individuals to enter into a trading program that complies with Rule 10b5-1. If you are subject to the pre-clearance procedures or the Black-Out Periods of this Policy and you wish to establish a trading program, you must pre-clear it with the General Counsel. In general, a Rule 10b5-1 trading program must be entered into at a time when the person entering into the plan is not aware of Material Nonpublic Information. The program must include the required cooling-off period before transactions can commence. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. In addition, any modification or termination of the Rule 10b5-1 trading program will require new pre-approval from the General Counsel. With respect to arrangements that result or may result in transactions taking place during Black-Out Periods, the General Counsel will review such arrangements in light of guidelines that it from time to time establishes, with input, if appropriate, from Company legal counsel.
Inquiries
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the General Counsel. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual Subject Person.
Certifications
All directors, officers, employees and in-house contractors must certify their understanding of, and intent to comply with, this Policy.

Effective as of October 15, 2025.

ATTACHMENT 1
MATADOR RESOURCES COMPANY
PERSONNEL SUBJECT TO PRE-CLEARANCE
1.Members of the Company’s Board of Directors
2.Special advisors to the Company’s Board of Directors
3.Executive Officers of the Company
4.Additional Employees and In-House Direct Contractors Subject to Pre-Clearance of Transactions
Name    Title
ALL EMPLOYEES AND IN-HOUSE DIRECT CONTRACTORS
As well as such other persons as designated by the CEO from time to time